Exhibit 23.11



                          Independent Auditors' Consent


The Board of Directors
Interchange Financial Services Corporation:

We consent to the incorporation by reference in the current report on Form 8-K of Interchange Financial Services Corporation of our report dated January 31, 2003 relating to the consolidated statements of financial condition of Bridge View Bancorp and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002, which report is contained in Annex E to the Joint Proxy Statement/Prospectus forming a part of Amendment No. 1 to Interchange Financial Services Corporation's Registration Statement on Form S-4/A (File No. 333-103256) as filed with the Securities and Exchange Commission on March 24, 2003, incorporated herein by reference.


                                            /s/ KPMG LLP

Short Hills, New Jersey
May 14, 2003